Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:  52517PKY6

PRICING SUPPLEMENT NO. 256
Dated August 6, 1997, to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 2 Year CMT
Commission: .35%                            Telerate pg 7051
	           posted on 8/7/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 8/11/97
( ) LIBOR - T3750	 Maturity Date:       8/11/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
(X) Constant Maturity Treasury 	 Spread (+ -) +.20%

Index Maturity: Quarterly

Interest Payment Period:	 Quarterly

Interest Reset Period:	Quarterly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY business days prior to interest reset dates.

Interest Payment Dates: 	Quarterly on 2/11, 5/11, 8/11 & 11/11-subject
to following business day convention.

The aggregate principal amount of this offering is $100,000,000 and relates only to Pricing Supplement No. 256. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $9,157,325,000 Medium-Term Notes, Series E has been issued and $5,325,890,000 are outstanding.